                                    RESTATED
                              EMPLOYMENT AGREEMENT

         This Restated Employment Agreement (the "Agreement") is effective as of the 21st day of January, 1999, by and between Activeworlds.com, Inc., a corporation organized under the laws of the State of Delaware, having its principal offices at 95 Parker Street, Newburyport, Massachusetts 01950 (the "Employer") and J.P. McCormick of West Newbury, Massachusetts (the "Employee"). This Agreement supersedes any and all prior employment agreements between the Employer and Employee, whether written or oral, including specifically the Employment Agreement between Employer and Employee dated January 21, 1999, and the terms of such prior agreements shall hereafter be deemed to be null and void and of no continuing effect.

         WHEREAS, the Employer and Employee are desirous of entering into a Employment Agreement, to replace all prior employment agreements, whether written or oral, which have been entered into between the Employee and the Employer;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee agree as follows:

         1. Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment, all upon the terms, conditions and covenants set forth in this Agreement.

         2. Duties. The Employer hereby employs the Employee to serve as its Chairman of the Board, Chief Financial Officer and such other offices as Employee may be elected to hold from time to time, with all powers and duties customarily associated with such title or titles. During the term of this Agreement, the Employee shall serve also, without additional compensation, as a Director of the Employer, if and when so elected by the shareholders of the Employer. Employee acknowledges that the Employer shall have the right to replace him as Chief Financial Officer during the term of this Agreement, but that in such case the Employee shall be given the title Chief Operating Officer or another title agreed upon by the Employer and Employee. Employer may not, without Employee's consent, otherwise materially diminish Employee's title and responsibilities during the term of this Agreement. Employee's employment with Employer shall be his sole business activity. The Employee, however, may devote time to charitable and personal matters so long as such activities, in the determination of the Employer, do not materially detract from the performance of Employee's duties to the Employer. The Employee's duties hereunder will be performed primarily within the State of Massachusetts, and, until otherwise changed by mutual agreement, his work location shall be within Massachusetts.

         3. Term. Subject to Section 14, the term of this Agreement shall begin on the date hereof and, unless terminated sooner pursuant to Section 14, shall continue until January 20, 2002 (the "Term"). Thereafter, the Term shall automatically be renewed for up to three successive one (1) year periods unless, not later than 90 days prior to the expiration of the initial Term or any one year extension term, the party desiring to terminate this Agreement shall have notified the other in writing of its intention to terminate, which in the case of the Employer shall be authorized by the Employer's Board of Directors.

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         4.  Compensation and Benefits.

             (a) In each year of this Agreement the Employer shall pay to the Employee an annual base salary (the "Annual Salary"), the total of which during the first year of the Term shall be One Hundred Forty Thousand Dollars ($140,000.00) prorated for any partial month (the "Initial Annual Salary"). The Initial Annual Salary shall be payable as follows:

                 (i) During the first six months of 1999, payment of the Initial
             Annual Salary shall be made (A) in equal amounts calculated according to an annual salary of $57,000.00 (approximately $4,750.00 per month) in accordance with Employer's general payroll policies and prorated for any partial months of employment; and (B) in a lump sum payment made on June 30, 1999 or within 5 business days thereafter equal to the difference between (1) the amount paid to Employee for services rendered through June 30, 1999 as set forth above in part (A) of this subsection, and (2) the remaining amount due to Employee for services rendered through June 30, 1999 calculated according to an annual salary of $140,000.00 and prorated for any partial months of employment.

                 (ii) During the last six months of 1999, payment of the Initial
             Annual Salary shall be made in equal amounts calculated according to an annual salary of $140,000.00 (approximately $11,666.66 per month) in accordance with Employer's general payroll policies and prorated for any partial months of employment.

The payment of the Annual Salary shall be made in accordance with the Employer's general payroll policies and shall be prorated for any partial years of employment hereunder. Any increases in the Annual Salary shall be subject to the approval by the compensation committee, as described in section 4(e).

             (b) The Employee shall be granted options to purchase from the Employer up to Fourteen Thousand (14,000) shares of the Employer's authorized but unissued common stock, $0.001 par value (the "Common Stock"), at an exercise price of $0.55 per share, which options are subject to the terms and conditions to be set forth more specifically in a Stock Option Agreement between the Employer and Employee.

             (c) The Employee shall be entitled to participate (to the extent that he is eligible) in all other employee benefits, if any, provided by the Employer for its employees, including participation in any qualified pension or profit sharing plan, eligibility for participation in any group life, health (including family dependant coverage), dental and eye care benefits. If a "change in control" occurs (as defined in Section 16), the Employee may choose, within one year following the event giving rise to the change in control, to receive instead of any regularly-provided employee benefit or other benefit provided for hereunder, the similar benefit provided by the Employer prior to such event, for the balance of the Term hereunder. If there is no benefit then provided which is similar to a previously-provided employee benefit, or if the benefit elected by the Employee cannot be provided by the Employer, then the Employer (or its successor) shall pay the Employee, no less than monthly, as additional compensation, a cash amount equal to the value of the benefit to the Employee. This provision shall survive any termination of this Agreement.

             (d) The Employer shall provide or reimburse the Employee for reasonable disability insurance coverage and such other insurance as is reasonably approved by the Board of Directors of the Employer.

             (e) Employee shall be eligible to share in a portion of a bonus pool created by the compensation committee (which shall be comprised of at least two members of the board of directors and may consist only of outside directors). The compensation committee shall have the authority to create for each year a bonus pool in an amount equal to not more than 10% of the Employer's net income, before income taxes, in excess of $750,000. Income before income taxes shall be determined in accordance with generally accepted accounting principles prior to the determination of the amount of the bonus pool. The compensation committee shall have the sole discretion to determine the allocation of the bonus pool among the senior executive officers. If the Board of Directors does not appoint a compensation committee for any given year, there will be no bonus pool and Employee shall not receive any raise. The compensation committee may increase, but not decrease, the Annual Salary from year to year.

         5. Sick Pay and Disability Income. Salary, employee benefits, vacation accruals, automobile allowance and all other benefits set forth herein shall be paid to the Employee for any temporary periods of illness during which the Employee is unable to work and through the period of any disability (as defined hereinafter).

         6. Vacation and Conventions. The Employee shall be entitled each year to three weeks of paid vacation, prorated for any partial year. Commencing two years following [the effective date of the Conpany's 1999 underwritten secondary public offering], however, Employee shall be entitled to four weeks of paid vacation, prorated for any partial year. Unused vacation time (including time accumulated prior to the date hereof) shall accumulate from year to year and the Employee will be compensated for any unused vacation accumulated upon demand at any time following its accrual (including any vacation time accrued prior to the date of this agreement for which payment has not yet been made). In no event, however, may Employee carry over into a subsequent year more than 14 days of unused vacation. Any vacation not used in excess of the maximum permitted accrual shall be forfeited by Employee unless the compensation committee determines otherwise. In addition, the Employee will be entitled to leaves of absence, at full pay, for attendance at conventions, seminars or as otherwise reasonably determined by the Employee. In the event any vacation time shall not be taken by the Employee during any given year and compensation is not rendered for such unused vacation time, Employee shall be entitled to carry over such time into any subsequent year or years during the Term. In the event that Employee has any unused vacation time accrued under this Agreement upon the termination of Employee's employment or at the conclusion of the Term, Employee shall be entitled to be compensated for such unused vacation time.

         7. Reimbursement for Expenses. The Employer shall reimburse the Employee for items of travel, entertainment or meals incurred while working outside of the Employer's principal office (including working at the Employee's home), and miscellaneous expenses incurred or paid by the Employee in the performance of his duties under this Agreement (including conventions and seminars), upon presentation by the Employee of such expense statements, vouchers or other supporting information as the Employer may reasonably require.

         8. Automobile. The Employer will provide the Employee with an automobile allowance of a maximum of $350.00 per month (increased at the beginning of each year, only, by the Consumer Price Index as determined by the United States Department of Commerce, or any replacement index), or, if Employee so elects, with free use of any automobile approved by the unanimous vote of the Employer's Board of Directors. In addition, the Employer will either pay directly or reimburse the Employee for all expenses incurred in connection with such automobile, including without limitation, insurance, fuel, maintenance and repairs. Reimbursement shall be made upon the Employer's receipt of a signed itemized list of such expenses. The value of any benefits given to or of any amounts paid to the Employee under this Section 8 in excess of Employee's actual costs and expenses incurred in the performance of services for Employer shall be deemed additional compensation under this Agreement and not subject to reimbursement to the Employer.

         9. Office. The Employer shall provide the Employee with an office, secretarial and administrative assistance, office equipment and supplies and such other facilities and services as are suitable to the Employee's position and adequate for the performance of his duties. In addition, the Employer shall reimburse the Employee for any expenses incurred by the Employee for use of his home for business purposes on behalf of the Employer and any associated expenses, including but not limited to those referenced in paragraph 7 hereof.

         10. Withholding. The Employer shall withhold or deduct from the Employee's compensation any amounts required by law to be so withheld or deducted.

         11. Confidentiality. During the Term of this Employment Agreement and thereafter, the Employee hereby covenants and agrees that he shall not other than for the benefit of the Employer publish, disclose to any third party or in any way use for his own benefit any confidential information ("Confidential Information"), including without limitation, any balance sheet or income statement information (including but not limited to the value, amount or condition of capital assets and/or inventory, sales figures, profitability, etc.), or any other financial data, banking information, credit information, trade secrets, financial statements or related data, customer lists or information pertaining to customers or any unique distribution, manufacturing, marketing and research methods of the Employer or its parent or affiliates, and any other Confidential Information concerning the Employer's or its parent or affiliate's, business, structure or affairs. All Confidential Information and copies thereof are the sole property of the Employer and Employee shall deliver promptly to the Employer at the termination of his employment or at any time as the Board of Directors may request, without retaining copies, any Confidential Information made, compiled, delivered, made available or otherwise obtained by Employee. Employee shall also use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information of the Employer's customers, contractors and others with whom the Employer has a business relationship, whether learned or acquired by Employee during the course of his employment by the Employer.

         The nondisclosure obligations of this Section 11 shall not apply to:
(a) information that may be disclosed generally or is in the public domain through no fault of the Employee; (b) information received from a third party outside the Employer that was disclosed without a breach of any confidentiality obligation; (c) information approved for release by written authorization of the Employer; or (d) information that may be required by law or an order of any court, agency or proceeding to be disclosed. This Section 11 shall remain in effect notwithstanding any termination of this Employment Agreement.

         12. Non-Competition and Non-Solicitation.

             (a) During the time Employee is employed by the Employer, Employee shall devote his full time and efforts to the business of the Employer and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Employer. For a period of one year after the termination of employment with the Employer, and in any geographic area in which the Employer conducts business, for any reason: (i) Employee shall not hire or attempt to hire any employee of the Employer, or assist in such hiring by anyone else, or encourage any employee to terminate his or her employment with the Employer; (ii) Employee shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Employer in any business in which the Employer is engaged; and (iii) Employee shall not cause or assist to cause any of the customers of the Employer with whom Employee communicated, dealt with or became acquainted during his term of employment with the Employer to enter into contractual arrangements with himself or any other person, firm, partnership, corporation or other company in any business or activity that is in competition with the Employer.

             (b) "Blue Pencil" Rule. The Employee and the Employer desire that the provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Employee in this Section 12 are unreasonable or unenforceable because of duration, area of restriction, or otherwise, the Employee and the Employer agree and intend that the court shall enforce this Section 12 to whatever extent the court deems reasonable to effect the intent of this Section 12.

             (c) Legitimate Purpose. The Employee has read carefully all of the terms and conditions of this Section 12 and agrees that the restraints set forth herein (i) are reasonable and necessary to support the legitimate business interests and goodwill of the Employer, and (ii) will not preclude the Employee from earning a livelihood during the life of this Section 12.

         13. Developments. All Confidential Information and all other discoveries, inventions, processes, methods, and improvements conceived, developed, or otherwise made by Employee relating to the Employer's business or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the Term of employment ("Developments"), shall be the sole property of the Employer. Employee agrees to and hereby does assign to the Employer all right, title, and interest throughout the world in and to all Developments and agrees to promptly disclose such Developments to the Employer and take all such actions reasonably requested by the Employer to establish and confirm the Employer's ownership of such Developments. Employee agrees that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assigns to the Employer all copyrights, patents, trademarks and other proprietary rights the Employee may have in such Developments.

         14. Termination. This Agreement shall be terminated (except for those obligations of the Employer which by their terms survive termination) by the occurrence of any of the following:

             (a) The Employee's death.

             (b) The action by the Board of Directors following the Employee's "disability". For this purpose, the term "disability" shall mean any physical or mental illness, disability or incapacity of the Employee which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.

             (c) Action of the Board of Directors of the Employer for Cause. "Cause" is defined as the occurrence of any of the following events: (i) Employee's willful breach of this Agreement, repeated after written notice of such breach has been given to Employee, and having a material adverse effect upon the Employer's business or financial circumstances; (ii) Employee's habitual gross neglect of a substantial portion of his duties hereunder, which has not been cured by the Employee within 30 days after prior written notice thereof is given by the Employer to the Employee; (iii) the Employee's conviction of a felony; (iv) a conviction of any other crime involving fraud, theft, embezzlement and any violations of securities laws and laws relating to the workplace; and (v) a breach of the provisions of the agreement dealing with noncompetition, nonsolicitation, trade secrets and assignment of inventions. In no event shall "cause" be deemed to mean the Board of Director's mere disagreement, after the fact, with any lawful action undertaken by the Employee in the good faith exercise of his business judgment.

             (d) Upon the election of the Employee by written notice to the Employer at any time following the period ending twenty four months from the date of this Agreement, not less than: (i) 30 days prior to the effective date of termination, or (ii) after a change in control (as defined in Section 16), 30 days prior to the effective date of termination.

             (e) Upon the election of the Employee with "good reason". "Good reason" is defined as a material breach of this Agreement by the Employer and includes, but is not limited to, any decrease in the salary or benefits provided to the Employee, relegating the Employee to duties which are unrelated to or at a lower level of responsibility than those currently performed by Employee, having Employee report to any other officer rather than directly to the Board of Directors, altering Employee's title as Chief Financial Officer (if no successor Chief Financial Officer has been appointed by the Employer) or Chief Operating Officer (if a successor Chief Financial Officer has been appointed), or relocating the Employee to a location unreasonably distant from his work location. Provided, however, that for the purposes of this Section 14 (e) the term Employer shall include (A) the surviving entity in the event of any merger between the Employer and another entity; or (B) any company holding at least a majority of the outstanding common stock of the Employer, in the event that a controlling interest in the shares of the Employer were acquired by any other entity.

         15. Damages for Breach by Employer.

             (a) The employment provisions in this Agreement are a material inducement to the Employee in continuing to render services to the Employer during the Term and thereafter. The parties acknowledge that if the Employer should breach such provisions, the Employee may be required to bring legal action for damages and that questions of mitigation of damages would be presented which could be very difficult to resolve prior to expiration of the Term. For the sake of certainty and to avoid the cost, difficulty and delay of proving damages in such circumstances, both parties agree that the Employee shall be entitled to the amount of liquidated damages as set forth in Section 15
(c) in the event of the Employer's breach.

             (b) If (i) the Employee terminates this Agreement for "good reason", or (ii) If during the Term hereof, the Employer (or any successor) terminates the Employee's employment for any reason other than "cause", as defined herein, then, in either such case, the Employer shall pay to the Employee, not later than thirty (30) days after the date of such termination, the amount of damages as set forth in Section 15 (c).

             (c) In the event of the termination of this Agreement pursuant to Sections 15 (a) or (b), Employee shall be entitled to payment equal to the lesser of (a) one year's salary and bonus for the period of employment prior to the calendar year in which termination occurred; or (b) the salary due for the balance of the term plus a pro rata portion of the bonus paid to the Employee for the previous year. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 15 (c) by seeking other employment or otherwise, nor shall the Employee's income from any source after such termination be deducted for any reason from the sum computed under this Section 15 (c).

             (d) The provisions of this Section 15 shall survive any termination of this Agreement.


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         16. Change in Control Defined. A "change in control" of the Employer shall occur upon the occurrence of one of the following events, but only if the Employee elects, within one year thereafter, to have such event treated as a change in control:

             (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") excepting Richard F. Noll and J.P. McCormick is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty (30%) percent of the combined voting power of the Company's then outstanding securities, or if

             (b) over any twelve (12) month period ("Period") during the term of this Agreement, individuals who at the beginning of such Period constitute the board of the Company do not constitute at least fifty (50%) percent of the number of Directors elected during such twelve (12) month Period, or if

             (c) the Board adopts a resolution, in its sole discretion, to the effect that a material change in control of the Company has occurred for the purposes of this Agreement. For purposes of clause (b) above, a person who was not a Director at the beginning of such Period but who has (i) filled the place of a Director who has died or has retired in the ordinary course in accordance with any Company policies then in effect, and (ii) been approved in advance by Directors who constitute at least two-thirds (2/3) of the Directors who were, or are deemed to be, Directors at the beginning of the Period shall for purposes of this provision be deemed to be a Director since the beginning of the Period.

         17.  Indemnification.

             (a) The Employer agrees to indemnify the Employee in any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Employer) to the maximum extent provided under the laws of the State of Delaware.

         18. Notice. Any notices required to be given pursuant to the provisions of this Agreement shall be in writing and delivered by hand delivery, express delivery service or by certified mail return receipt requested to the parties at the following addresses:

                  Employer:  Activeworlds.com, Inc.
                             95 Parker Street
                             Newburyport, MA  01950

                  Employee:  J.P. McCormick
                             10 Illsley Hill Road
                             West Newbury, MA  01985


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         19. Successors; Binding Effect.

             (a) The Employer shall require any successor (whether direct or indirect by purchase of assets, purchase or exchange of stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Employer" shall mean Activeworlds.com, Inc. and any successor to the business and/or assets of Activeworlds.com, Inc. which executes and delivers the agreement provided for in this Section 19 (a) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

             (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the administrators, successors, heirs, distributees, devisees and legatees of the Employee. If the Employee should die prior to the payment to him of any amounts due him hereunder, all such payments shall be made in accordance with this Section 15 (b).

         20. Arbitration. At the election of the Employee, any dispute respecting this Agreement, whether commenced by the Employer or Employee may be resolved by arbitration before a three person panel of independent arbitrators pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration compelled pursuant to this section shall be held at the AAA office nearest to Employee's residence at the time such action is commenced. Employee shall be entitled to a stay of any legal proceeding instituted against by the Employer in the event that an election to arbitrate pursuant to this
Section is made.

         21. Injunctive Relief. Employee acknowledges that in certain situations Employer would not have any adequate remedy at law in the event Employee breaches this Agreement and that Employer will suffer irreparable damage and injury in such event. Employee agrees that Employer, in addition to any other available rights and remedies available hereunder (including without limitation, incidental and consequential damages), and notwithstanding the provisions of
Section 20 hereof, shall be entitled to equitable relief, including an injunction restricting Employee from committing or continuing any violation of this Agreement. Any action to seek an injunction pursuant to this Section 21 may be brought in a court of competent jurisdiction in Boston, Massachusetts and the parties hereto consent to the venue and jurisdiction of such court.

         22. Attorney's Fees. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or other agreement made under or in connection with this Agreement, the Employer shall bear all costs and attorney's fees of both parties.

         23. Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.


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

         24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

         25. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

         26. Headings. The paragraph headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.

         27. Miscellaneous. This Agreement is entered into and shall be construed under the laws of the State of Massachusetts applicable to contracts made and to be entirely performed within that State. In the event that, notwithstanding Section 20 hereof, any litigation relating to this Agreement is held to be permissible, the venue thereof shall be in the appropriate court with jurisdiction over the matter in dispute for the county in which the Employee resides at the time of the filing of the lawsuit in question. This Agreement shall be amended, modified or terminated only by an instrument in writing, signed by the party or parties to be charged. This Agreement shall inure to the benefits of the parties and their successors in interest. This Agreement is the entire agreement of the parties relating to the employment of the Employee by the Employer and supersedes all previous written or oral agreements.


         IN WITNESS WHEREOF the parties have executed this Agreement under seal effective as of the day and year first above written.


EMPLOYEE:                                   ACTIVEWORLDS.COM, INC.




------------------------------------        ------------------------------------
J.P. McCormick                              Richard F. Noll, President